Exhibit 99.1

Contact: Thomas D. Johnson, Jr.

SVP – Corporate Finance and
Business Development
(334) 702-2400

MOVIE GALLERY TO ACQUIRE HOLLYWOOD ENTERTAINMENT
FOR $13.25 PER SHARE IN CASH

Combination creates 2nd Largest Rentailer in North America with approximately $2.5 Billion in Revenues and 4,500 Stores

Dothan, AL (January 10, 2005) – Movie Gallery, Inc. (NASDAQ: MOVI) today announced that it has entered into a definitive merger agreement with Hollywood Entertainment Corporation (NASDAQ: HLYW) under which Movie Gallery will acquire all of the outstanding shares of Hollywood for $13.25 per share in cash or approximately $850 million.  Under the terms of the agreement, which was unanimously approved by Movie Gallery’s board of directors, Movie Gallery will also assume approximately $350 million of Hollywood’s debt.  The transaction has a value of $1.2 billion and is expected to be completed during the second quarter of 2005.  Movie Gallery expects the transaction to be immediately accretive to its earnings per share.

The combined company will be the second largest North American video rental company with annual revenue of approximately $2.5 billion and approximately 4,500 stores located in all 50 U.S. states, Canada and Mexico.

Joe Malugen, Movie Gallery’s Chairman, President and Chief Executive Officer, said, “This transformational merger creates a leading North American rentailer with outstanding prospects for future growth.  With a broader geographic presence and greatly improved distribution capabilities and scale, our combined company will be a strong competitor, well-positioned for continued success in urban, suburban and rural markets.

Mr. Malugen continued, “We are proud of our successful track record of integrating acquisitions, including more than 200 companies purchased over the last ten years.  We believe this combination with Hollywood presents an outstanding opportunity to enhance value for shareholders, create new career opportunities for employees and associates of both companies and expand our presence to better serve customers and the communities in which we operate.”

Mr. Malugen, will serve as Chairman, President and Chief Executive Officer of the combined company following completion of the merger.  Movie Gallery will remain headquartered in Dothan, Alabama, and Hollywood Entertainment will remain headquartered in Wilsonville, Oregon.  Hollywood will become a subsidiary of Movie Gallery and will continue to operate under the Hollywood brand name.

The merger is conditioned, among other things, upon the approval of Hollywood’s shareholders and customary regulatory approvals and the receipt by Movie Gallery of sufficient financing.  Wachovia Bank and Merrill Lynch & Co. have committed to provide the necessary financing to consummate this all cash transaction.  The company noted that, with respect to the regulatory approval process, there is very little overlap between its and Hollywood’s store locations.

Merrill Lynch & Co. and Wachovia Securities, Inc. acted as financial advisors, and Alston & Bird LLP and Troy & Gould PC acted as legal counsel to Movie Gallery.

About Movie Gallery

Movie Gallery currently owns and operates more than 2,475 video specialty stores located throughout North America.  Movie Gallery is the leading home video specialty retailer focused on the suburban and rural markets.

FORWARD LOOKING STATEMENT

This news release contains forward-looking statements relating to Movie Gallery’s intent to acquire Hollywood Entertainment Corporation.  Specific forward-looking statements relate to Movie Gallery’s expectations regarding the potential benefits of such transaction, including (i) the anticipated benefits to Movie Gallery’s and Hollywood’s stockholders, employees and customers and (ii) the competitive advantages that could result from the transaction.  These forward-looking statements are based on Movie Gallery’s current intent, expectations, estimates and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  In addition, some factors are beyond Movie Gallery’s control.  The statements made in this release are contingent upon completion of the proposed transaction.  Other factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) Movie Gallery’s and Hollywood’s ability to receive all necessary approvals, including any necessary governmental or regulatory approvals and the approval of the Hollywood stockholders, if applicable; (ii) changes to Movie Gallery’s strategy and business plan, including its plans regarding use of capital; (iii) consumer demand for Movie Gallery’s planned product and service offerings; (iv) the variability in consumer appeal of the movie titles and games software released for rental and sale; (v) Movie Gallery’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing and merchandising initiatives; (vi) Movie Gallery’s ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to Movie Gallery’s operating model, including changes related to the proposed transaction; (vii) the extent and timing of Movie Gallery’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives; (viii) vendor determinations relating to pricing and distribution of their product and Movie Gallery’s ability to reach agreements with service, product and content providers on acceptable commercial terms; and (ix) other factors as described in Movie Gallery’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Movie Gallery’s annual report on Form 10-K for the fiscal year ended January 4, 2004.

HOLLYWOOD STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to

obtain a free copy of the proxy statement, as well as other filings containing information about the parties, without charge, at the SEC’s Internet site ( http://www.sec.gov ).  Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement will also be available, without charge, by directing a request to Hollywood Entertainment Corp., 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, Attn: Investor Relations.

The directors and executive officers of Hollywood Entertainment and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Hollywood Entertainment’s directors and executive officers will be available in the proxy statement.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC if and when they become available.

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